Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Advocat Inc.
Brentwood, Tennessee
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 33-93940, 33-93950, 333-134905, 333-151565 and 333-167630) of Advocat Inc. of our report dated March 7, 2011, relating to the consolidated financial statements and financial statement schedule which appears in this Form 10-K.
/s/ BDO USA, LLP
Nashville, Tennessee
March 7, 2011